Exhibit 4.12

 SCHEDULE OF DOCUMENTS SIMILAR TO EXHIBIT 4.11 THAT HAVE BEEN OMITTED FROM THIS
  ANNUAL REPORT ON FORM 10-K (WITH AN EXPLANATION OF MATERIAL DETAILS IN WHICH
                SUCH OMITTED DOCUMENTS DIFFER FROM EXHIBIT 4.11).

     On January 11, 2008, Cavit Sciences, Inc., acting pursuant to its November 29, 2007, Agreement with Isthmus Investments Management, S.A. (Exhibit 10.9 to this Annual Report), issued a series of warrants to purchase Cavit common stock. Cavit has elected to omit from its exhibits to this Annual Report actual copies of such warrants due to the voluminous and redundant nature of such additional warrants.

     While the majority of the language, terms and conditions of the various warrants are identical, the warrants differ in four areas: (i) class designation of warrants; (ii) number of shares of common stock covered by the warrants;
(iii) exercise price of the warrants and (iv) term of the warrants.

     The following table explains the differences in the omitted warrants from the warrant attached to this Annual Report as Exhibit 4.9:

                           Number of
Class of Warrants      Shares Covered     Exercise Price         Term
-----------------      --------------     --------------         ----
        B                  125,000             $ .60         Nine months
        C                  125,000             $ .80         Twelve months
        D                  175,000             $1.00         Fifteen months
        E                  175,000             $1.25         Eighteen months
        F                  175,000             $1.50         Twenty-one months
        G                  175,000             $1.75         Twenty-four months
        I                  250,000             $2.00         Thirty-six months
        J                  175,000             $3.00         Forty-eight months